                                                                    Exhibit 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                              INDYMAC BANCORP, INC.

                                       AND

                                MICHAEL W. PERRY

                           EFFECTIVE FEBRUARY 1, 2002

                                TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----
1.      TERM..................................................................        1

2.      POSITION, DUTIES AND RESPONSIBILITIES.................................        1

3.      SCOPE OF THIS AGREEMENT AND OUTSIDE AFFILIATIONS......................        2

4.      COMPENSATION AND BENEFITS.............................................        2

        (a)    BASE SALARY....................................................        2
        (b)    INCENTIVE COMPENSATION.........................................        3
        (c)    STOCK OPTIONS..................................................        3
        (d)    PERFORMANCE BASED OPTION.......................................        3
        (e)    SHAREHOLDER APPROVAL...........................................        4
        (f)    DEFERRED COMPENSATION..........................................        4
        (g)    ADDITIONAL BENEFITS............................................        5
        (h)    CERTAIN PERQUISITES............................................        5

5.      TERMINATION...........................................................        6

        (a)    DISABILITY.....................................................        6
        (b)    DEATH..........................................................        7
        (c)    CAUSE..........................................................        8
        (d)    TERMINATION OTHER THAN FOR CAUSE OR DISABILITY.................       10
        (e)    GOOD REASON....................................................       11
        (f)    RESIGNATION....................................................       11
        (g)    CHANGE IN CONTROL..............................................       12
        (h)    NOTICE OF TERMINATION..........................................       13
        (i)    EXPIRATION OF FIVE YEAR EMPLOYMENT TERM........................       13

6.      CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER...............................       14

7.      REIMBURSEMENT OF BUSINESS EXPENSES....................................       17

8.      INDEMNITY.............................................................       17

9.      MISCELLANEOUS.........................................................       17

        (a)    SUCCESSORSHIP..................................................       17
        (b)    NOTICES........................................................       17
        (c)    ENTIRE AGREEMENT...............................................       17
        (d)    WAIVER.........................................................       17
        (e)    CALIFORNIA LAW.................................................       18
        (f)    ARBITRATION....................................................       18
        (g)    CONFIDENTIALITY................................................       18
        (h)    NO SOLICITATION................................................       19
        (i)    CONSIDERATION; REMEDIES OF EMPLOYER............................       19


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
        (j)    REFORMATION....................................................       19
        (k)    SEVERABILITY...................................................       19
        (l)    NO OBLIGATION TO MITIGATE......................................       20
        (m)    ADJUSTMENT OF OPTIONS..........................................       20
        (n)    LEGAL FEES.....................................................       20

10.     REGULATORY AUTHORITY..................................................       20

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into on July 23, 2002 and effective as of February 1, 2002 (the "Effective Date"), by and between IndyMac Bancorp, Inc. ("Employer") and Michael
W. Perry ("Officer"). This Agreement amends and restates in its entirety that certain Employment Agreement, effective as of February 1, 2002, between Employer and Officer, as amended by the First Amendment thereto effective as of April 24, 2002 (the "Prior Agreement").

                                   WITNESSETH:

        WHEREAS, Employer, Officer and IndyMac Bank, F.S.B. ("IndyMac Bank") have entered into that certain Employment Agreement, dated as of February 4, 2000, as amended December 1, 2000, and as superseded by the Prior Agreement (collectively, the "Original Agreement");

        WHEREAS, Employer and Officer desire to (i) enter into a new employment agreement upon the terms set forth in this Agreement and (ii) terminate the Original Agreement;

        WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer, IndyMac Bank and its affiliates;

        WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement; and

        WHEREAS, subject to Section 4(e) below, as of the Effective Date, the parties hereby intend that the Original Agreement shall automatically terminate and be of no further force and effect, and neither parties have any further rights or obligations thereunder.

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

        1. TERM. Employer agrees to employ Officer and Officer agrees to serve Employer, IndyMac Bank and its affiliates, in accordance with the terms hereof, for a term beginning on the Effective Date and ending on December 31, 2006, unless earlier terminated in accordance with the provisions hereof (the "Employment Term").

        2. POSITION, DUTIES AND RESPONSIBILITIES. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Officer shall serve as Chief Executive Officer of Employer. Employer agrees that Officer shall have the authority and duties customary for his positions in similarly situated entities and such other duties, commensurate with his position, as assigned by the Board of Directors of the Employer (the "Board") from time to time. Employer agrees that Officer may serve as Chief Executive Officer and Chairman or Vice Chairman of IndyMac Bank but that any such appointment or election is subject to the approval of and any agreement with the Board of Directors of IndyMac Bank (the "IndyMac Bank Board"). Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder.

        Employer agrees that, as long as Officer serves on the Board, he shall serve as Vice Chairman of the Board or, if so elected during the term of this Agreement, Chairman of the applicable Board. Employer shall cause Officer to be nominated to the Board.

        3. SCOPE OF THIS AGREEMENT AND OUTSIDE AFFILIATIONS. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer, IndyMac Bank and its affiliates, and matters related thereto. Officer shall report only to the Board and, if appointed to a management position at IndyMac Bank, to the IndyMac Bank Board and shall perform his duties, subject to their authority. Officer agrees to serve without additional remuneration as the chief executive officer or director of one or more (direct or indirect) subsidiaries or affiliates of Employer as the Board may from time to time reasonably request, subject to appropriate authorization by the affiliate or subsidiary involved and any limitation under applicable law, provided, that Officer shall be indemnified and covered by directors' and officers' liability insurance of Employer as provided under Section 8 hereof with regard to such service. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to
Section 5(c) hereof.

        During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of the Board, engage in any outside business activity (as distinguished from personal investment activity and affairs) with a "Competitor" (as defined below) including, without limitation, activity as a consultant, agent, partner, officer or director or provide services of any nature directly or indirectly to a corporation or other business enterprise that is a Competitor.

        Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder. Officer may serve as a director (or on the advisory committee) of corporations or other business enterprises with prior approval of the Management Development and Compensation Committee of the Board (the "Compensation Committee") which shall not be unreasonably withheld, provided such activities or services do not materially interfere or conflict with the performance of Officer's duties hereunder.

        4. COMPENSATION AND BENEFITS.

               (a) BASE SALARY. During the Employment Term, Employer shall pay to Officer a base salary at the annual rate of $1,000,000 (the "Base Salary"). At the sole discretion of the Compensation Committee, the Base Salary may be increased from time to time but shall not be reduced, and that any increased rate shall thereafter be the rate of "Base Salary" hereunder.


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               (b) INCENTIVE COMPENSATION. Subject to shareholder approval in
2002 of the IndyMac Bancorp, Inc. 2002 Stock Incentive Plan (the "2002 Plan"), Officer shall be eligible to receive an annual bonus (the "Annual Bonus") for each fiscal year of the Employment Term pursuant to the terms of the Plan or any new plan with an annual bonus target of at least 50% of the Base Salary and an annual maximum bonus opportunity of at least 100% of the Base Salary based on achievement of reasonable performance objectives and strategic goals established by the Compensation Committee after consultation with Officer.

               (c) STOCK OPTIONS. Subject to shareholder approval of the 2002 Plan, Employer shall grant to Officer a stock option grant of 1,000,000 shares of Employer's common stock (the "Option") on May 1, 2002 (the "Grant Date") and such Option shall be designated as an "incentive stock option" (within the meaning of Code Section 422) to the maximum extent permitted under Code Section
422. The Option shall have a per share exercise price equal to the Fair Market Value (as defined in the 2002 Plan) of the common stock on the Grant Date and a ten (10) year stated term. Twenty percent (20%) of the shares subject to the Option shall vest on the first anniversary of the Grant Date and on each December 31 thereafter, provided Officer is then employed by, or otherwise provides services to, Employer, IndyMac Bank or an affiliate, beginning on May 1, 2003 so that all the shares subject to the Option shall be vested on December 31, 2006.

        In the event of a "Change in Control" (as defined in Appendix A), the Option and any other options or other equity awards granted to Officer (other than the Performance Option (defined below)) shall become fully vested if not yet vested on the first anniversary of the Change in Control, provided that Officer is employed by Employer or its successor on such date.

        The Option shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the memorandum evidencing the award of the Option, which shall include the expiration and acceleration provisions set forth in Section 5 below and otherwise be in conformity with the Agreement.

               (d) PERFORMANCE BASED OPTION. Subject to shareholder approval of the 2002 Plan, Employer shall grant to Officer a stock option grant of 500,000 shares of Employer's common stock (the "Performance Option") on the Grant Date. The Performance Option shall have a per share exercise price equal to the Fair Market Value of the common stock on the Grant Date and a ten (10) year stated term.

        The shares subject to the Performance Option shall vest on the seventh anniversary of the Grant Date provided Officer is then employed by, or otherwise providing services to, Employer, IndyMac Bank or an affiliate; provided, however, that the vesting of the shares subject to the Performance Option shall be accelerated if the following share price targets are achieved:


     SHARE PRICE TARGET           # SHARES SUBJECT TO ACCELERATED VESTING
     ------------------           ---------------------------------------
            $35                                   166,667
            $45                                   166,667
            $55                                   166,666


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
                       (i) Achievement of each share price target shall be determined based on the average of the Fair Market Value of Employer's common stock for each trading day in a calendar quarter. Upon achievement of a share price target, the number of shares subject to the Performance Option specified above shall vest on the last day of such quarter.

                       (ii) Notwithstanding clause (i) above, on a Change in Control, achievement of each share price target shall be determined based on the Fair Market Value of Employer's common stock on the date of the Change in Control. Upon achievement of a share price target, the number of shares subject to the Performance Option specified above shall vest on the date of the Change in Control.

        Except as provided below, upon the termination of Officer's employment for any reason, the unvested portion of the Performance Option shall expire immediately. The expiration of the vested portion of the Performance Option shall be governed by the terms set forth in Section 5 below; provided, however, that upon a termination of Officer's employment by Employer other than for Cause or Disability or by Officer for Good Reason, achievement under clause (i) or
(ii) above shall be measured through the end of the "Specified Period." For purposes of this Agreement, the "Specified Period" shall mean the end of the then calendar quarter if the termination of employment is prior to and not in contemplation of a Change in Control and one year after the end of such quarter if the termination of employment is in contemplation of or after a Change in Control.

        The Performance Option shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the memorandum evidencing the award of the Performance Option and otherwise be in conformity with this Agreement.

               (e) SHAREHOLDER APPROVAL. Employer shall use its best efforts to obtain shareholder approval of the 2002 Plan. In the event the shareholders do not approve the 2002 Plan in 2002, at the election of Officer, upon written notice to Employer, this Agreement shall become null and void as of the Effective Date and the terms of the Original Agreement shall continue in effect.

               (f) DEFERRED COMPENSATION. In satisfaction of Employer's and IndyMac Bank's obligations to pay Officer a payment at the expiration of the term of the Original Agreement, on January 1, 2003 (the "Credit Date"), provided that Officer is employed by Employer on such date, Employer shall credit Officer's account (the "Account") under the IndyMac Bancorp, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") with $5,000,000 (the "Deferred Compensation Credit"). Twenty five percent (25%) of such amount plus any accrued earnings thereon (the "Deferred Amount") shall vest on the day before each anniversary of the Credit Date so that the Deferred Amount shall be fully vested on the day before the fourth anniversary of the Credit Date and as otherwise provided herein. The Deferred Amount shall become payable to Officer in accordance with Officer's distribution election under the Deferred Compensation Plan but in no event earlier than thirty (30) days following the Termination Date (as defined in Section 5(h)). In the event of the termination of Officer's employment before January 1, 2003 pursuant to Sections 5(a), (b),
(d), (e) or (g), the Account


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shall be credited with the Deferred Compensation Credit as therein provided. In the event of the termination of Officer's employment pursuant to Sections 5(c) or (f), any unvested portion of the Deferred Amount shall be forfeited on the Termination Date.

               (g) ADDITIONAL BENEFITS. Officer shall also be entitled to participate, at a level commensurate with his position, in any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, deferred compensation plan, life and medical insurance policy, or other plans or benefits, of Employer for senior officers generally or for employees generally, during the term of this Agreement as well as any benefits or rights specifically provided for Officer (collectively, "Additional Benefits"), provided, however, that Employer shall have no obligation to grant any stock options or other equity awards to Officer except as provided in Sections 4(c) and (d). This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer, except as provided herein.

               (h) CERTAIN PERQUISITES.

                       (i) CLUB MEMBERSHIPS. Employer shall pay standard annual and monthly membership fees and any business related charges for Officer's participation in the Young Presidents' Organization, the San Gabriel Country Club, the California Club, the Annandale Golf Club, the Jonathan Club and such other memberships as may be approved by the Compensation Committee.

                       (ii) CAR ALLOWANCE. Employer shall either provide Officer with an appropriate luxury automobile for Officer's exclusive use or pay Officer an equivalent monthly automobile allowance which shall in either case include car insurance, maintenance and operating expenses, such automobile or amount to be mutually agreed to by the Compensation Committee and Officer.

                       (iii) TRAVEL. In connection with business travel, Officer shall be permitted to travel first class, or by chartered or other private plane service where appropriate, at Employer's expense, it being recognized that travel by charter or other private plane service will be necessary for security reasons.

                       (iv) FINANCIAL PLANNING SERVICES. Employer shall pay for the financial planning and tax services of AYCO for Officer, including a full tax gross-up for any imputed income to Officer resulting from such benefit. The annual amount that Employer shall be required to pay for such services shall not exceed $25,000, exclusive of the tax gross-up.

                       (v) SPLIT DOLLAR LIFE INSURANCE. Employer shall provide a split dollar whole life insurance policy on the life of Officer for the benefit of a beneficiary designated by Officer and owned, as designated by Officer, by Officer, an insurance trust, or the Employer in a face amount equal to four (4) times Officer's Base Salary with Officer not being required to make any payment thereon (other than payment of any tax obligations) and Employer's recovery being limited to the lesser of the cash surrender value of the policy and the premiums paid and a right to assume the policy on


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
        any termination of employment in exchange for Employer's interest; provided, however, that if Employer cannot purchase a split dollar life insurance policy on behalf of Officer at standard rates, then the face amount of the insurance policy shall be reduced to that amount purchasable by Employer at standard rates.

                       (vi) LONG TERM DISABILITY. To the extent available at a commercially reasonable rate of premiums not to exceed $15,000 in any year and provided Officer remains insurable, Employer shall provide Officer long term disability coverage which shall provide annual benefits to Officer equal to 65% of his Base Salary during any period which Officer is disabled if the disability arose during the Employment Term. During any period prior to the Termination Date while Officer is disabled and receiving long term disability benefits as described in this clause (vi) and is otherwise entitled to receive his Base Salary under this Agreement, any Base Salary payments to Officer shall be reduced by the amount of any benefits paid for the same period of time pursuant to such long term disability coverage.

        5. TERMINATION. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

               (a) DISABILITY. In the event that Officer shall fail, because of illness, injury or similar incapacity, to render for six (6) consecutive months or for shorter periods aggregating one hundred eighty (180) or more business days in any twelve (12) month period, the material services contemplated by this Agreement ("Disability"), Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer while Officer remains so incapacitated; and thereafter,

                       (i) Employer shall pay Officer a single severance payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, an amount in cash equal to two (2) times the Base Salary as in effect on the Termination Date,

                       (ii) Employer shall pay Officer an amount equal to Officer's Annual Bonus, pro rated from January 1 of the year in which the termination occurs through the Termination Date, based on Employer's actual performance for such year, payable at such time or times when Employer pays such bonuses to its executives,

                       (iii) All Officer's outstanding unvested options and any other equity grants, other than the Performance Option, shall become immediately vested and any vested options (including the Performance Option) shall remain exercisable until the earlier of twelve (12) months following the Termination Date or their full-term expiration date,

                       (iv) For a period of two (2) years following the Termination Date, Employer shall provide Officer and Officer's eligible family members with continued health and welfare benefits at Employer's expense, with the benefits substantially equivalent to the life, disability, and medical insurance policies which were being


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
        provided to Officer and his eligible family members immediately prior to the Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment,

                       (v) All amounts, including any earnings, credited to Officer's Account under the Deferred Compensation Plan shall immediately become vested and nonforfeitable; provided, however, that if Officer's Termination Date as a result of Disability occurs prior to January 1, 2003, Employer shall credit the Deferred Compensation Credit to Officer's Account. The amounts in Officer's Account shall be payable to Officer in accordance with Officer's distribution election under the Deferred Compensation Plan,

                       (vi) To the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors of Employer. In addition, Officer's rights of indemnification hereunder or otherwise with regard to service on behalf of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing prior to such termination ("Rights of Indemnification") shall continue, and

                       (vii) Officer shall be entitled to his accrued rights, including but not limited to earned but unpaid Base Salary, accrued but unused vacations and earned but unpaid bonus for any prior completed fiscal year and any earned but unpaid benefits under any plan or program of the Employer ("Accrued Amounts"). The determination of Disability shall be made only after Officer has failed to render services for the above stated time periods and shall be made only after 30 days notice to Officer (which may run concurrently with the Notice of Termination).

               (b) DEATH. In the event of Officer's death during the term of this Agreement,

                       (i) Employer shall pay Officer an amount equal to Officer's Annual Bonus, pro rated from January 1 of the year in which the termination occurs through the Termination Date, based on Employer's actual performance for such year, payable at such time or times when Employer pays such bonuses to its executives,

                       (ii) All amounts, including any earnings, credited to the Account under the Deferred Compensation Plan shall immediately become vested and nonforfeitable; provided, however, that if Officer's Termination Date as result of death occurs prior to January 1, 2003, Employer shall credit the Deferred Compensation Credit to Officer's Account. The amounts in Officer's Account shall be payable to Officer's beneficiaries in accordance with Officer's distribution election under the Deferred Compensation Plan,


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
                       (iii) All outstanding unvested options and other equity grants, other than the Performance Option, shall become immediately vested and any vested options (including the Performance Option) shall remain exercisable until the earlier of twelve (12) months following the Termination Date or their full-term expiration date,

                       (iv) For a period of three (3) years following the Termination Date, Employer shall provide Officer's eligible family members with continued health benefits at Employer's expense, with the benefits substantially equivalent to the medical insurance policies which were being provided to Officer and his eligible family members immediately prior to the Termination Date, but only to the extent that such individuals are not entitled to comparable benefits from other employment,

                       (v) To the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors of Employer. In addition, Officer's Rights of Indemnification shall continue, and

                       (vi) Officer shall be entitled to his Accrued Amounts.

               (c) CAUSE. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which, for any breach that is remediable, or can be cured going forward, is not remedied or cured within a reasonable period of time after receipt of written notice from Employer specifying such breach, or (ii) Officer's conviction by a court of competent jurisdiction of a felony involving acts of fraud, embezzlement, dishonesty or moral turpitude, or (iii) entry of a final non-appealable order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of IndyMac Bank or permanently prohibiting him from participating in a material portion of the affairs of IndyMac Bank, provided that the order resulted from act(s) of Officer which were committed in bad faith and without reasonable belief that such act(s) were in the best interests of Employer.

        Notwithstanding the foregoing, Officer's employment shall not be deemed to have been terminated for Cause unless and until there have been delivered to Officer a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the non-employee directors of the Board (the "Outside Directors") (after reasonable notice to Officer and an opportunity for Officer, together with Officer's counsel, to be heard before the Outside Directors), finding that in the Outside Directors' good faith opinion Officer was guilty of conduct set forth above in this Section 5(c) and specifying the particulars thereof in reasonable detail.


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
        If Officer shall be (A) convicted of a felony of a type set forth above or (B) shall be suspended and/or temporarily prohibited from participating in the conduct of IndyMac Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) by any federal or state regulatory authority having jurisdiction in the matter, by the affirmative vote of two thirds of the Outside Directors (after reasonable notice to Officer and an opportunity for Officer, together with Officer's counsel, to be heard before the Outside Directors), provided the provisions of the next paragraph have been complied with, the Outside Directors may suspend Officer from some or all of his duties and authority while such suspension or prohibition or conviction is in effect and, if they elect to do so, may also during such period suspend Officer's right to some or, if no duties are to be performed, all of Officer's Base Salary and Annual Bonus accruing during such suspension period and may suspend Officer's right to be granted the Option and the Performance Option as described in Sections 4(c) and (d) if the Grant Date occurs within such suspension period; provided, however, that if the conviction is overturned on appeal or if the charges resulting in such suspension or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, then Officer shall be reinstated in full with back amounts for the suspension period plus accrued interest at the rate then payable on judgments and Officer shall be granted the Option and Performance Option, if not previously granted, as described in Sections 4(c) and
(d).

        With regard to clause (B) above, (1) Employer shall use its best efforts to oppose and defend against any such notice of charges as to which there are reasonable defenses and to permit Officer to participate in such effort by counsel of his selection fully paid by Employer; (2) in the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer shall promptly make such payment hereunder; and (3) during the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.

        During the period that Employer's obligations under Sections 4(a), 4(b), 4(c), (d), (f) and 4(h) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(g) until the conviction of the felony has become final and non-appealable. When the conviction of the felony has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his Termination Date. To the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors of Employer. In addition, Officer's Rights of Indemnification shall continue. Officer shall also be entitled to his Accrued Amounts.

        Upon termination for Cause, Officer is not entitled to any severance or bonus and all options shall expire on the Termination Date. Anything herein to the contrary notwithstanding, termination for Cause shall not include termination by reason of Officer's job performance or a job performance rating given to Officer for his job performance or the financial performance of Employer or any affiliated company.

               (d) TERMINATION OTHER THAN FOR CAUSE OR DISABILITY. If during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause or Disability (other than in connection with a Change in Control as provided in Section 5(g)), then

                       (i) Employer shall pay Officer in a single severance payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, an amount in cash equal to
        2.5 times the sum of the Base Salary and the target Annual Bonus as in effect on the Termination Date,

                       (ii) Employer shall pay Officer an amount equal to Officer's Annual Bonus, pro rated from January 1 of the year in which the termination occurs through the Termination Date, based on Employer's actual performance for such year, payable at such time or times when Employer pays such bonuses to its executives,

                       (iii) All outstanding unvested options and other equity grants, other than the Performance Option, shall become immediately vested and any vested options (including the Performance Option) shall remain exercisable until the earlier of twelve (12) months following the Termination Date or their full-term expiration date,

                       (iv) All amounts, including any earnings, credited to Officer's Account under the Deferred Compensation Plan shall immediately become vested and nonforfeitable; provided, however, that if Officer's Termination Date occurs prior to January 1, 2003, Employer shall credit the Deferred Compensation Credit to Officer's Account. The amounts in Officer's Account shall be payable to Officer in accordance with Officer's distribution election under the Deferred Compensation Plan,

                       (v) For a period of two (2) years following the Termination Date, Employer shall provide Officer and Officer's eligible family members with continued health and welfare benefits at Employer's expense, with the benefits substantially equivalent to the life, disability, and medical insurance policies which were being provided to Officer and his eligible family members immediately prior to the Termination Date but only to the extent that Officer is not entitled to comparable benefits from other employment,

                       (vi) To the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors of Employer. In addition, Officer's Rights of Indemnification shall continue, and

                       (vii) Officer shall be entitled to his Accrued Amounts.

               (e) GOOD REASON. Officer may terminate Officer's employment at any time for "Good Reason." "Good Reason" means that any one or more of the following have occurred without Officer's written consent (other than as a result of Officer's Disability or termination of Officer's employment for Cause) which is not cured by Employer within 30 days after written notice thereof is given to Employer by Officer:

                       (i) other than temporarily as a result of Officer's suspension as provided in Section 5(c), any diminution in Officer's then titles or positions, including with IndyMac Bank, or any material diminution in Officer's then powers, reporting requirements, duties or responsibilities, including with IndyMac Bank,

                       (ii) shareholders of Employer do not elect Officer to the Board or Officer is not elected to the IndyMac Bank Board or Officer is removed therefrom,

                       (iii) Officer is not re-elected as Vice Chairman of the Board and of the IndyMac Bank Board (or Chairman of the Board and the IndyMac Bank Board if Officer is elected to such positions during the term of this Agreement),

                       (iv) Officer is not elected as Chairman of the Board and the IndyMac Bank Board, as applicable, when the current Chairman of the Board and the IndyMac Bank Board ceases to serve in the applicable capacity,

                       (v) Officer is required to relocate place of employment to a location which is more than 50 miles from IndyMac Bank's current headquarters, or

                       (vi) any material breach by Employer of the terms of this Agreement.

        If during the term of this Agreement, Officer's employment shall be terminated by Officer for Good Reason (other than in connection with a Change in Control as provided in Section 5(g)), Officer shall receive the payments and benefits described in Section 5(d).

               (f) RESIGNATION. If during the term of this Agreement, Officer shall resign other than for Good Reason,

                       (i) all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(f) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment,

                       (ii) any unvested options shall expire immediately and

                            (A) any vested portion of the Option, the
               Performance Option or any option granted to Officer after the Effective Date shall remain exercisable until the earlier of three (3) months following the Termination Date or their full-term expiration, and

                            (B) all vested options granted to Officer prior to
               the Effective Date shall remain exercisable until the earlier of twelve (12) months following the Termination Date or their full-term expiration,

                       (iii) to the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors. In addition, Officer's Rights of Indemnification shall continue, and

                       (iv) Officer shall be entitled to his Accrued Amounts.

               (g) CHANGE IN CONTROL. During the term of this Agreement, if within two (2) years after a Change in Control Officer's employment is terminated (x) by Employer other than for Cause or Disability or (y) by Officer for Good Reason, then:

                       (i) Employer shall pay Officer in a single severance payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, an amount in cash equal to three (3) times the sum of (A) Base Salary and (B) the higher of target Annual Bonus as in effect on the Termination Date or target bonus at the time of Change in Control,

                       (ii) Employer shall pay Officer an amount equal to Officer's Annual Bonus, pro rated from January 1 of the year in which the termination occurs through the Termination Date, based on Employer's actual performance for such year, payable at such time or times when Employer pays such bonuses to its executives,

                       (iii) Any unvested stock options and other equity grants, other than the Performance Option, shall become immediately and fully vested and any vested options (including the Performance Option) shall remain exercisable until the earlier of twelve (12) months following the Termination Date or their full-term expiration,

                       (iv) All amounts, including any earnings, credited to Officer's Account under the Deferred Compensation Plan shall immediately become vested and nonforfeitable; provided, however, that if Officer's Termination Date occurs prior to January 1, 2003, Employer shall credit the Deferred Compensation Credit to Officer's Account. The amounts in Officer's Account shall be payable to Officer in accordance with Officer's distribution election under the Deferred Compensation Plan,

                       (v) For a period of three (3) years following the Termination Date, Employer shall provide Officer and Officer's eligible family members with continued health and welfare benefits at Employer's expense, with the benefits substantially equivalent to the life, disability, and medical insurance policies which were being provided to Officer and his eligible family members immediately prior to the Termination Date but only to the extent that Officer is not entitled to comparable benefits from other employment,

                       (vi) To the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors. In addition, Officer's Rights of Indemnification shall continue, and

                       (vii) Officer shall be entitled to his Accrued Amounts.

        Notwithstanding anything contained herein, if a Change in Control occurs and Officer's employment with Employer is terminated other than for Cause or Disability or a Good Reason event occurs prior to the Change in Control, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect the Change in Control, then Officer upon occurrence of the Change in Control shall be entitled to receive the payments and benefits set forth in this Section 5(g), in lieu of the payments and benefits set forth in Section 5(d).

               (h) NOTICE OF TERMINATION. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination.

               (i) EXPIRATION OF FIVE YEAR EMPLOYMENT TERM. At the expiration of the five (5) year Employment Term, then

                       (i) Any unvested stock options and other equity grants, other than the Performance Option, shall become immediately and fully vested and any vested options (including the Performance Option) shall remain exercisable until the earlier of twelve (12) months following the Termination Date or their full-term expiration,

                       (ii) To the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date or, if higher, that provided to other officers or directors of Employer. In addition, Officer's Rights of Indemnification shall continue, and

                       (iii) Officer shall be entitled to his Accrued Amounts.

        6. CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER. Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to Officer or for Officer's benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the "Payments") would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") by reason of being "contingent on a change in the ownership or control" of Employer, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive from Employer an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payments and the Gross-Up Payment retained by Officer after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 6, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payments;

               (a) All determinations required to be made under this Section 6, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Officer and Employer with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Officer or Employer that Officer has received or will receive a Payment. For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accountant's determinations must be made on the basis of "substantial authority" (within the meaning of Section 6662 of the Code). For the purposes of this Section 6, the "Accountants" shall mean Employer's independent certified public accountants serving immediately prior to the Change in Control. In the event that the

Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Officer shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by Employer.

               (b) For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment Officer shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Officer's adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Officer's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by Employer at the time Officer is entitled to receive the Payments and in no event will any Gross-Up Payment be paid later than five days after the receipt by Officer of the Accountant's determination. Any determination by the Accountants shall be binding upon Employer and Officer.

               (c) As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Employer should have paid pursuant to this Section 6 (the "Underpayment"). In the event that Employer exhausts its remedies pursuant to
Section 6(e) and Officer is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Employer to or for Officer's benefit.

               (d) Officer and Employer shall each provide the Accountants access to and copies of any books, records and documents in the possession of Employer or Officer, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination contemplated by this Section 6.

               (e) Officer shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable after Officer is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which Officer give such notice to Employer (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If Employer notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:

                       (i) give Employer any information reasonably requested by Employer relating to such claim;

                       (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                       (iii) cooperate with Employer in good faith in order to effectively contest such claim; and

                       (iv) permit Employer to participate in any proceedings relating to such claims; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Officer for and hold Officer harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 6, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Officer to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Officer, on an interest-free basis, and shall indemnify Officer for and hold Officer harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by Employer of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        These rights shall be deemed fully vested rights, not subject to suspension or forfeiture and shall survive any termination of employment.

        7. REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Agreement, Employer shall reimburse Officer promptly for all reasonable and appropriate business expenditures to the extent that such expenditures are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

        8. INDEMNITY. To the fullest extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for actions or inactions as an Officer or Director of Employer or any affiliate or as a fiduciary of any employee benefit plan of any of the foregoing and shall maintain coverage for him under liability insurance policies of a minimum amount of fifty million dollars, or such higher amount as provided for any other officers or directors of Employer.

        9. MISCELLANEOUS.

               (a) SUCCESSORSHIP. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of all or substantially all the assets of Employer or similar transaction to or with a company with a larger net worth, higher credit rating and greater profit than Employer. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder in a writing promptly delivered to Officer shall be deemed a material breach of this Agreement by Employer.

               (b) NOTICES. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: Corporate Counsel/Secretary, with a copy to the Chairman of the Compensation Committee at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices. Notices may be delivered personally or by overnight service.

               (c) ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter except as provided in Section 4(e); provided, however, that the parties hereby expressly acknowledge that the parties have executed IndyMac Bank's standard Mutual Agreement to Arbitrate Claims which is not replaced or superseded by this Agreement. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

               (d) WAIVER. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

               (e) CALIFORNIA LAW. This Agreement shall be construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

               (f) ARBITRATION. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or arrangements relating to this Agreement or contemplated in this Agreement shall be settled by arbitration in accordance with the terms of IndyMac Bank's Mutual Agreement to Arbitrate Claims, as executed by Officer and IndyMac Bank on the date hereof.

               (g) CONFIDENTIALITY. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer, IndyMac Bank or any of their affiliates which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer, IndyMac Bank or any of their affiliates, except to the extent such use or disclosure is (i) decided in good faith by Officer to be necessary or desirable to the performance of Officer's duties, (ii) required by applicable law or in response to an inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer or IndyMac Bank. Furthermore, in order to protect the trade secret or confidential information of Employer, Officer hereby agrees to the limits set forth below following the early termination of this Agreement, if the fulfillment of the duties of the competitive employment or activities would inherently call upon Officer to reveal or use any of the trade secret or Confidential Information of Employer to which Officer had access during employment by Employer. Employer agrees not to assert inevitable disclosure in any other situation. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement. In the event of an early termination of this Agreement, pursuant to the terms described in Section 5(a), (c), (d), (e), (f),
(g) or (i) hereof, Officer agrees that for a period of one year after such termination, Officer shall not engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder or bondholder of less than 1% interest), on behalf of or for a "Competitor." For the purposes of this Agreement, a "Competitor" shall mean up to 15 corporations or business entities which are competitors of the company and are designated in writing by the Compensation Committee from time to time as a Competitor provided that such designation is made at least 90 days prior to the Termination Date and in the aggregate at any time does not exceed 15 entities. In the event of Officer's noncompliance with the covenant set forth in this Section (the "Event") and such noncompliance is not cured within twenty (20) days after written notice thereof from the Employer to Officer,

                       (i) Officer shall immediately forfeit any unexercised portion of the Option and the Performance Option,

                       (ii) Officer shall immediately forfeit any severance payments payable by Employer pursuant to Sections 5(a)(i), (d)(i), (e) or (g)(i) of this Agreement and shall repay to Employer any such severance payments which were previously paid by Employer, and

                       (iii) If Officer's termination of employment is a result of Officer's voluntary resignation without Good Reason or by Employer for Cause, then in addition to the foregoing, Officer shall pay to Employer any profits realized from the exercise of any portion of the Option and the Performance Option within six (6) months of the date of the Event.

               (h) NO SOLICITATION. Officer agrees that during employment and for a period of one year following an early termination of this Agreement, pursuant to the terms described in Section 5(c), (d), (e), (f), (g) or (i) hereof, Officer shall not: (i) solicit, or cause to be solicited, any customers of Employer or IndyMac Bank or their subsidiaries for purposes of promoting or selling any products or services competitive with those of Employer or IndyMac Bank, (ii) solicit business from, or perform services for, any company or other business entity which at any time during the two year period immediately preceding Officer's termination of employment with Employer was a customer of Employer, IndyMac Bank or their subsidiaries, or (iii) solicit for employment, offer, or cause to be offered, employment, either on a full time, part time, or consulting basis, to any person who was employed by Employer, IndyMac Bank or their affiliates on the date Officer's employment terminated, unless Officer shall have received the prior written consent of Employer or IndyMac Bank or such person has ceased for six (6) months to be employed by Employer, IndyMac Bank or its affiliates. The foregoing clauses (i) through (iii) shall be violated only by the personal solicitation or personally directed and targeted solicitation by Officer and not by (A) general marketing or solicitation, (B) solicitation by other employees of entities employing Officer of companies, other business entities or individuals who are not specifically identified by Officer, or (C) the providing of services by Officer's new employer to companies or other business entities not so solicited by Officer.

               (i) CONSIDERATION; REMEDIES OF EMPLOYER. The consideration for the Officer's covenants set forth in Sections 9(g) and (h), the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section 5(d). Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

               (j) REFORMATION. The provisions of Sections 9(g) and (h) are intended to restrict Officer only to the extent permitted by law in the jurisdiction where Officer is then a resident. To the extent any of such provisions would otherwise be determined invalid or unenforceable by a Court of competent jurisdiction, such Court shall exercise its discretion in reforming the provisions of this Section to the end that Officer shall be subject to reasonable provisions that are enforceable by Employer under the laws of the jurisdiction where Officer is then a resident. If the laws of the state where the Officer is then a resident completely prohibit any form of the foregoing covenants, then Employer and Officer understand and agree that the foregoing covenants are of no effect.

               (k) SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

               (l) NO OBLIGATION TO MITIGATE. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment except as expressly otherwise provided by Section 5.

               (m) ADJUSTMENT OF OPTIONS. The number of shares of common stock subject to the Option and the Performance Option, and the share price target applicable to the Performance Option, shall be equitably adjusted by the Committee pursuant to Section 6 of the Plan in the event of the occurrence of any of the events described therein.

               (n) LEGAL FEES. The Employer shall pay the Officer's reasonable legal fees and costs associated with entering into this Agreement.

        10. REGULATORY AUTHORITY. Any payments made to Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their not being in violation of 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachutes and Indemnification Payments, as applicable.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

                                   EMPLOYER

                                   By: /s/ David S. Loeb
                                       --------------------------------
                                       Name:  David Loeb
                                       Title:  Chairman of the Board

                                   OFFICER:


                                   /s/ Michael W. Perry
                                   ------------------------------------
                                   Michael W. Perry
                                   in his individual capacity

                                   APPENDIX A

        A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

               A. An acquisition of any common stock or other "Voting Securities" (as hereinafter defined) of IndyMac Bancorp, Inc. ("Employer") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition; a "Subsidiary"), (ii) Employer or any of its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

               B. The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               C. The consummation of:

                       (i) A merger, consolidation, or reorganization involving Employer, unless such merger, consolidation, or reorganization is a "Non-Control Transaction." A "Non Control Transaction" shall mean a merger, consolidation or reorganization of Employer where:

                            a. the stockholders of Employer, immediately before
               such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the

               "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; provided, however, that if the stockholders of Parent, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization forty-five percent to fifty percent (45% to 50%) of the combined voting power of the outstanding Voting Securities of the Surviving Corporation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, then a Change in Control shall be deemed to have occurred unless the members of the Incumbent Board who are not employees of Parent determine otherwise; and

                            b. no Person other than (i) Employer, (ii) any
               Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereat) maintained by Employer, the Surviving Corporation or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of Employer, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

                       (ii) Employer's stockholders approve a complete liquidation or dissolution of Employer;

                       (iii) The sale or other disposition of all or substantially all of the assets of Employer to any Person or Persons (other than a transfer to a Subsidiary); or

                       (iv) The sale or other disposition of all or substantially all of the stock or assets of IndyMac Bank, F.S.B. to any Person or Persons (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.


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